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                                                                      EXHIBIT 99


[TACT                Company Contact:             Investor Contact:
The A Consulting     Richard D. Falcone, CFO      Joseph M. Zappulla
Team, Inc. LOGO]     TACT                         Wall Street Investor Relations
                     732-499-8228                 212-681-4100
                     rfalcone@tact.com            jzappulla@wallstreetir.com


              THE A CONSULTING TEAM, INC. ANNOUNCES DIVIDEND RECORD
                             DATE OF MARCH 21, 2005

NEW YORK - March 11, 2005 - The A Consulting Team, Inc. ("TACT") (NASDAQ Small
Cap: TACX), an IT and Business Process Outsourcing (BPO) services provider to Fortune 1000 companies, previously announced that it's Board of Directors had approved the payment of a cash dividend of $0.75 per share, contingent upon the consummation of the business combination with Vanguard Info-Solutions Corporation Today TACT announced that the Board of Directors has set March 21, 2005 as the date of record for the payment of the dividend. This dividend will be paid to shareholders of record of TACT common stock and preferred stock.

Under the terms of the agreement, (which will require the approval by a majority of TACT's shares common stock and preferred stock, voting as a single class and be subject to other customary closing conditions) and certain other concurrent agreements:

   o Vanguard shareholders will receive approximately 7.3 million new shares of TACT common stock,

   o Oak Finance Investments Limited, a private investment company ("Oak"), will purchase 625,000 new restricted shares of common stock directly from TACT for $5 million or $8 per share, and will be granted an option to purchase up to an additional 625,000 new restricted shares of common stock for $8 per share within 120 days of the closing of the acquisition of Vanguard,

   o Oak will purchase 1,024,698 shares of common stock for $10.25 per share, from TACT's Chairman and CEO, Shmuel BenTov, which represents all of the shares owned by Mr. BenTov,

   o TACT's Board of Directors has approved the payment of a cash dividend of $0.75 per share, contingent upon the consummation of the Transaction. This dividend will be paid to shareholders of record of TACT common stock and preferred stock as of March 21, 2005, and

   o The name of the combined companies will be changed to "Vanguard Info-Solutions International Inc.".

Upon the closing of the Transaction, which is expected to occur during the second quarter of 2005, TACT will have approximately 10.3 million shares outstanding.


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About TACT

TACT (NASDAQ Small Cap: TACX) is an end-to-end IT Services and Business Process Outsourcing provider to Fortune 1000 companies and other large organizations. TACT through its SMART Approach, a leading edge set of end-to-end solutions and services that include Strategy, Methodology, Architecture, Resources and Tools provides its clients with modernization and development services, which include systems that should be replaced and rewritten, enhanced, converted or Web Enabled. More information about TACT(R) can be found at its web site at .

About Vanguard

Vanguard was formed in 2000 and is a leading provider of value-added offshore customer care and customer acquisition services, and business process outsourcing ("BPO") solutions in the telecom, medical billing, financial services, debt collection, claims processing, data processing and utility sectors. Vanguard is also a provider of IT consulting and solutions services in the area of telecommunications, web software development, network management and enterprise - wide security. Vanguard has leveraged its global delivery model and process expertise to rapidly become one of the leading off-shore BPO providers and is well-positioned to grow within the BPO services market. Vanguard has facilities in New Jersey, USA and Delhi and Bangalore, India.

"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: Statements made in this press release which are not historical facts, including those that refer to TACT plans, beliefs and intentions, are "forward-looking statements" that involve risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from the forward-looking statements, and include, but are not limited to, TACT's ability to scale its existing and any new businesses. For a more complete description of the risks that apply to TACT's business, please refer to the Company's filings with the Securities and Exchange Commission. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under Risk Factors and elsewhere in the Company's Annual Report on Form 10-K with the Securities and Exchange Commission on March 29, 2004

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